September 4, 2008

VIA EMAIL

Board of Directors
China Energy Recovery, Inc.
7F, De Yang Garden
No. 267 Qu Yang Road
Hongkou District
Shanghai, 200081
China

Ladies and Gentlemen:

We are acting as special counsel to China Energy Recovery, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-1, including any amendments thereto (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 10,921,329 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). Such shares of Common Stock consist of (i) 5,559,628 shares of Common Stock currently issued and outstanding (the "Shares"); (ii) 3,335,270 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock currently issued and outstanding (the "Preferred Stock"); and (iii) 2,026,431 shares of Common Stock issuable upon exercise of currently issued and outstanding warrants to purchase Common Stock (the "Warrants"). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the Corrected Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A Convertible Preferred Stock of China Energy Recovery, Inc. (the "Certificate of Designation"), the Warrants, the resolutions of the Board of Directors authorizing the issuance of the Shares, the Preferred Stock and the Warrants, and such other documents as we have considered relevant. We have assumed that: (i) all factual information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; and (v) each natural person signing any document that we have reviewed had the legal capacity to do so.

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Board of Directors
China Energy Recovery, Inc.
September 4, 2008

Based upon the foregoing, it is our opinion that (i) the Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) when issued in accordance with the terms of the Certificate of Designation, the shares of Common Stock issuable upon conversion of the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable; and (iii) when issued in accordance with the terms of the Warrants, the shares of Common Stock issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Colorado, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

Brownstein Hyatt Farber Schreck, LLP